Exhibit 10.1

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

AGREEMENT

By and between

ZHENGZHOU DUESAIL FRACTURE PROPPANTS CO., LTD.

And
_______

Dated June 19, 2011

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of June 19, 2011 by and between Zhengzhou Duesail Fracture Proppants Co., Ltd., a corporation organized under the laws of The Peoples’ Republic of China (“ DUESAIL ”), and _______ , a limited liability company organized under the laws of the state of Texas (“ _______ ”). _______ and DUESAIL shall each be referred to herein as a “Party.” _______ and DUESAIL shall collectively be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties desire to set forth herein the terms of a strategic partnership whereby they shall work together to promote the branding and distribution of the Products (defined below) in the Geographic Region (defined below); and

WHEREAS, _______ and DUESAIL wish to establish their rights and obligations with respect to the purchase and sale of Products as further set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I – DEFINITIONS

As used herein, the following terms shall have the meanings set forth below. Additional terms are defined throughout the text of this Agreement.

“Affiliate” means, with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. In order for a person or entity to qualify as an Affiliate of DUESAIL, such person or entity must also be primarily and directly engaged in the business of manufacturing and selling Products. No person or entity shall be considered to be directly and primarily engaged in such business solely by means of (i) their ownership of equity interests in DUESAIL or its Affiliates, (ii) service on the Board of Directors or similar governing body of DUESAIL or its Affiliates, or (iii) service as an executive officer of DUESAIL or its Affiliates.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

“Base Selling Price” means the price of each Product sold to _______ as set forth on Exhibit A.

“Effective Date” means the date set forth in the preamble of this Agreement.

“Geographic Region” means the United States of America and any other region mutually agreed upon by the Parties and memorialized in the form of an amendment to this Agreement.

“Material Breach” means a failure by a Party to perform any material obligation, covenant or undertaking of that Party hereunder, which obligation, covenant or undertaking, if not cured in accordance with the provisions of this Agreement, would deprive the counterparty of a material benefit justifiably expected by the counterparty under this Agreement.

“Prioritize” means that DUESAIL shall use commercially reasonable efforts to fill the orders of _______ before orders from other parties.

“Products” means all types and forms of ceramic proppants manufactured by DUESAIL and specifically identified on Exhibit A to this Agreement.

ARTICLE II – PRODUCT BRANDING/INTELLECTUAL PROPERTY

It is the intention of _______ to work with DUESAIL to facilitate the branding and overall market awareness of the Products in the Geographic Region. Therefore, this Article II identifies the actions that _______ shall take to further this effort for the benefit of the strategic partnership established by this Agreement.

2.1 Expanding Business Opportunities. To help DUESAIL establish greater market share for its Products in the Geographic Region, _______ agrees that during the term of this Agreement it shall, at its own cost and expense, help develop and enhance the business opportunities in the Geographic Region. In furtherance thereof _______ shall undertake the following: Branding Strategy:

  Work with DUESAIL to name each Product in such a manner as to enhance brand and market recognition.

  Work with DUESAIL to develop a logo to establish a visual identity for each Product.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

  Work with DUESAIL to choose a slogan that appeals to users in the Geographic Region and strengthens brand recognition.

  Determine the proper packaging in a manner to ensure ease of use and strengthen Product recognition.

  Verify that the brand name, logo, slogan, and packaging convey a uniform message that emphasizes the quality and characteristics of the Products.

Marketing Strategy:

  Develop a marketing plan and advertising plan to create Product awareness.

  Determine and utilize marketing channels with the intent to efficiently develop brand awareness.

  Evaluate marketing results periodically to determine the efficacy of the strategy and implement changes as needed.

Marketing Intelligence:

  Develop a program to determine the current and future needs and preferences, attitudes and behaviors of the marketplace for the Products.

  Assess changes in the business environment that may affect the size and nature of the market -place in the future.

  Gather information on competitors in the marketplace with regards to their product quality, price, and promotion efforts.

Technical Support:

  Provide advice such that technological and operational knowledge related to the Products may be improved.

  Offer advice such that the Products’ quality control process can be continually enhanced.

Growth and Development:

  Assist in the development of an operational growth strategy.

  Identify financing alternatives so as to implement such growth strategy.

  Develop and advise regional expansion plans.

Data Sharing:

  Share all testing and performance data, to the extent possible, generated by _______’s customers.

  Cooperate with DUESAIL to evaluate the available testing and performance data to improve the Products.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

The Parties agree that all branding and marketing efforts shall be undertaken on a cooperative basis, with each Party being deemed to have co-branding rights thereto.

2.2 Intellectual Property Rights. Once the Products are named and the branding strategy formalized, _______ shall, at its sole cost and expense, file with the applicable trademark authorities within the Geographic Region applications to register the Products related service and/or trademarks. _______ and DUESAIL shall be deemed co-applicants of the marks submitted for registration. Upon termination of this Agreement, _______ and DUESAIL shall confirm the ownership of all registered marks and related intellectual property based upon good faith negotiations; however, if the Parties can not come to an agreement as to which shall be deemed the sole owner of the branding and the related intellectual property rights then, neither of the Parties shall have a continuing right to use said marks or branding rights.

ARTICLE III – JOINT SELLING EFFORTS

In an effort to promote the overall branding and distribution of the Products DUESAIL and _______ agree to develop a partnership whereby _______ shall have the right to purchase Products under the following terms.

3.1 Product Availability. During the term of this Agreement and unless otherwise agreed to by the Parties in writing, DUESAIL hereby agrees to sell to _______ for use in the Geographic Region, as then in effect, a minimum of 4,000 metric tons of Products for July 2011, a minimum of 6,000 metric tons of Products for August and September 2011, respectively, and a minimum of 8,000 metric tons of Products per month commencing October 1, 2011 (the “ Sales Commitment ”).

Before submitting a purchase order, _______ shall inform DUESAIL as to which kind of Product it desires to order. If DUESAIL cannot meet the requirements requested by _______ , the Parties shall then negotiate a mutually agreeable Product order and DUESAIL shall then configure the Products in accordance with the results of the afore-referenced negotiation. All purchases of Products shall be governed by the terms and conditions set forth in the purchase order with all purchased Products to meet the Product specifications (“_______’s Specifications”) set forth in Exhibit B hereto.

3.2 Purchase Orders. _______ shall deliver to DUESAIL a purchase order for all Products it may acquire for a given month at least 40 days before products delivered, said purchase order to set forth the specific number of metric tons of each Product to be acquired. DUESAIL’s acknowledgment of each purchase order shall include detailed acceptance information thereof, unless otherwise noted in such acknowledgement. DUESAIL shall exercise a good faith effort to Prioritize _______ ’s purchase orders.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

3.3 Delivery. DUESAIL shall inform _______ timely about the delivery of the ordered Products, and _______ shall audit its order in accordance with Section 4.3. No Product shall be delivered before confirmation from _______.

3.4 Excess Capacity. To the extent DUESAIL is able to manufacture Product in excess of the Sales Commitment (“Additional Product Capacity”) during a given month, DUESAIL shall notify _______ of such excess and _______ shall have ten (10) days to advise DUESAIL of its desire to purchase said Additional Product Capacity.

ARTICLE IV – PRICES; PAYMENT; INSPECTION

4.1 Selling Price/Price Adjustments. DUESAIL shall sell each Product to _______ at the then current Base Selling Price, as set forth in Exhibit A hereto. The Base Selling Price for each Product shall be evaluated every six (6) months from the Effective Date so as to take into consideration current market conditions for the Products and to make any necessary changes to ensure that the price reflects market conditions effected by global events, with all mutually agreed upon modifications being set forth in an amendment to Exhibit A.

At any time during the aforementioned six month price review periods a situation arises (including, but not limited to, significant changes of exchange rate)that may materially influence the then applicable Base Selling Price, either of the Parties may call for a renegotiation of the Base Selling Price then in effect.

4.2 Payment. Unless agreed to otherwise by DUESAIL or specified herein, payment for all sales of Product shall be made within 90 days against the Bill of Lading date by an irrevocable and non-transferable letter of credit. DUESAIL agrees that it shall deliver to the issuer of any letter of credit such information that such issuer may request, so long as the request is reasonable and customary and the information is readily available to DUESAIL. _______ shall have the right to withhold any amounts disputed in good faith until the disputes are resolved by the Parties and the Product delivered to _______ shall be returned to DUESAIL immediately upon DUESAIL’s request; provided, further, that in the event of an invoice that contains both disputed and undisputed amounts, the undisputed amounts will be paid promptly. Payment to DUESAIL for Product shall be made in U.S. dollars and payable to any account designated by DUESAIL.

4.3 Inspection/Product Rejection. _______ shall have the right, at its own cost and expense, to have its employees or designees perform continual onsite inspections of the manufacturing and packaging of Products prepared for _______ and to conduct periodic independent third party quality control testing of same so as to ensure adherence to _______ s specifications set forth in Exhibit B hereto. All deficiencies noted in the manufacturing or packaging process shall be immediately brought to the attention of DUESAIL, with DUESAIL to exercise a good faith effort to remedy all defects in a commercially reasonable fashion. _______ shall have the right to reject Products at each testing interval and/or until such time as they are deemed to satisfy the _______ ’s specifications and accepted for use by the _______ ’s customers. _______ ’s rejection shall not be arbitrary and commercially unreasonable.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

ARTICLE V – TERM

5.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of five (5) years from the Effective Date.

5.2 Termination After Effective Date. After the Effective Date, this Agreement may be terminated:

(a)

by a Party upon the failure of the other Party to cure a Material Breach within ninety (90) days after a written notice of such a Material Breach from the first Party (the “Material Breach Notice”). If such a Material Breach is not cured within ninety (90) days after the date of the Material Breach Notice, then the first Party may terminate this Agreement by providing further written notice to the other Party (the “Termination Notice”); provided that the Termination Notice shall be received by the other Party no later than thirty (30) days after the expiry of the 90-day period following the date of the Material Breach Notice.

(b)	by either Party upon the other Party becoming bankrupt, insolvent, or having a receiver, trustee or other similar person appointed under insolvency laws to manage any part of its business or assets.

Nothing in this Section 5.3 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of termination.

ARTICLE VI – CONFIDENTIALITY

6.1 General Obligations.

(a) All Confidential Information relating to or obtained from _______ or DUESAIL shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential or proprietary information, but in no event shall the recipient exercise less than reasonable care. Except as otherwise provided in this Article VI, neither _______ nor DUESAIL shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing party’s prior written consent.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

(b) Each of _______ and DUESAIL shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, attorneys, accountants and senior-level employees that are directly involved with the performance of this Agreement, and to the officers, directors, attorneys, accountants and such senior-level employees of its Affiliates (to the extent that such disclosure is not otherwise restricted under any contract, license, consent, permit, approval or authorization granted pursuant to applicable law, rule or regulation, and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement (or the determination or preservation of its rights under the Agreement)); provided, however, that the recipient shall take all reasonable measures to ensure that Confidential Information of the disclosing party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, partners, agents, professional advisors, contractors, subcontractors and employees.

6.2 Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party shall mean all information and documentation of such Party (or its Affiliates), whether disclosed to or accessed by the other Party (or its Affiliates) in connection with the activities contemplated by this Agreement that has been marked as “Proprietary” or “Confidential” or bears some other proprietary designation, or if disclosed orally or visually, has been designated by a Party as confidential when disclosed and subsequently confirmed in a letter or other written statement or summary made to the other Party within thirty (30) days of such disclosure, and shall include, without limitation, the following with or without proprietary or confidential designation:

(i)	information concerning business plans;

(ii)	financial information;

(iii)	information concerning operations and the results of operations;

(iv)	pricing information and marketing strategies;

(v)	information that a Party is legally obligated not to disclose;

(vi)	information that qualifies as a trade secret under applicable law;

(vii)	this Agreement;

(viii)	patents, unpatented inventions and information regarding product development and improvements; and

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

(ix)	material and performance specifications.

ARTICLE VII – DISPUTE RESOLUTION

7.1 Dispute Resolution

In the event of a dispute arising out of or relating to this Agreement, including but not limited to the existence and resolution of an alleged material breach (a “Dispute”), the Parties will endeavor in good faith to mutually resolve on a commercially reasonable basis such Dispute. Either Party may initiate an attempt to mutually resolve a Dispute by sending written notice of the Dispute to the other Party (the “Dispute Notice”). Any Dispute that cannot be mutually resolved in accordance with this paragraph within ninety (90) days of the date of the Dispute Notice may be referred by either Party to and finally settled by arbitration at the City of New York in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this section. The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

ARTICLE VIII – MISCELLANEOUS

8.1 Entire Agreement. THIS AGREEMENT, INCLUDING THE EXHIBITS ATTACHED HERETO AND INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN _______ AND DUESAIL.

8.2 Applicable Law; Survival. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of New York applicable therein, without giving effect to the conflicts of laws principles thereof.

8.3 Amendments; Independent Contractors. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be affected, except by an instrument in writing executed by or on behalf of the Party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought. The Parties hereto intend by this Agreement solely to act as independent contractors with respect to each other, and no other relationship is intended to be created hereby.

8.4 Severability. The invalidity of any provision of this Agreement, or portion thereof, shall not affect the validity of the remainder of such provision or of the remaining provisions of this Agreement.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

8.5 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.6 Assignability. This Agreement may not be assigned or transferred by a Party without the prior written consent of the other Party. In the event of a permitted assignment hereunder, the assigning Party shall, at the election of the non-assigning Party, provide a guarantee in respect of the relevant assignee, in form and substance satisfactory to the non-assigning Party which approval shall not be unreasonably withheld or delayed.

8.7 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (a) when delivered in person at the time of such delivery or by facsimile with confirmed receipt of transmission at the date and time indicated on such receipt, or (b) when received if given by an internationally recognized express courier service as follows, or at such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 8.7:

If to DUESAIL:

Zhengzhou Duesail Fracture Proppant Co.,Ltd.
No. 38 Gengsheng Road
Dayugou Town, Gongyi, Henan
Peoples Republic of China 451271
Attention: Shunqing Zhang, CEO

If to          :
_______
_______

8.8 Counterparts/Legal Validity. Any document for the communication of the Parties about this Agreement such as a fax, an email, or regular mail will be regarded as document of legal validity. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all such counterparts shall constitute but one instrument.

8.9 Language. This Agreement is made in both English and Chinese, which shall have the same effect legally.

8.10 Independence. The Parties are independent contractors with each other and this agreement does not constitute a joint venture or partnership.

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an underline (____). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Zhengzhou Duesail Fracture
Proppants Co.,Ltd.	____________________

By: /S/ Shunqing Zhang	By: /s/

Name Shunqing Zhang	Name: __________________
Title: Chief Executive Officer	Tile: Chief Executive Officer